Exhibit 99.1

SOUND POINT MERIDIAN CAPITAL, INC ANNOUNCES

FOURTH FISCAL QUARTER 2024 COMMON DISTRIBUTIONS AND

FISCAL SECOND QUARTER 2024 FINANCIAL RESULTS

August 15, 2024

[NEW YORK] – Sound Point Meridian Capital, Inc. (the “Company”) (NYSE: SPMC) today is pleased to announce the declaration of distributions on shares of the Company’s common stock, financial results for the period ended June 30, 2024 and certain additional activity through July 31, 2024.

DISTRIBUTIONS

The Company is declaring a monthly distribution of $0.22 per share on its common stock on each of October 31, November 29 and December 31.

The distributions are payable based on the following schedule:

Record Date	Payable Date	Amount per common share
October 15, 2024	October 31, 2024	$0.22
November 15, 2024	November 29, 2024	$0.22
December 16, 2024	December 31, 2024	$0.22

Distributions on common stock are generally paid from net investment income (“NII”) (regular interest and dividends) and may also include capital gains and/or a return of capital. The specific tax characteristics of the distributions will be reported to the Company’s stockholders on Form 1099 after the end of the 2024 calendar year.

SECOND QUARTER 2024 RESULTS

●	Net asset value per share of common stock $19.91 as of June 30, 2024.

●	NII for the period from the Company’s initial public offering (“IPO”) on June 13, 2024 through June 30, 2024 was $1.54 million, or $0.08 per share of common stock, comprised of $2.4 million of investment income, or $0.12 per share, and $0.88 million of expenses, or $0.04 per share.

●	For the period from June 13, 2024 through June 30, 2024, realized and unrealized loss on investments was $3.01 million, or a loss of $0.15 per share of common stock.

●	Net loss for the period from June 13, 2024 through June 30, 2024 was $1.47, or $0.07 per share of common stock.

●	The Company had no leverage as of June 30, 2024.

●	As of June 30, 2024:

○	The weighted average effective yield of the Company’s collateralized loan obligation (“CLO”) equity portfolio, based on amortized cost, was 17.0%.[1]

[1]	Weighted average effective yield is based on investments’ amortized cost and expected future cash flows as of the applicable period end.

●	Completed an underwritten public offering of $80 million at $20 per share, or four million shares.

●	As of June 30, 2024, on a look-through basis, and based on the most recent trustee reports received by such date:

○	The Company, through its CLO investments, had indirect exposure to approximately 1,595 unique corporate obligors.

○	The largest look-through obligor represented 0.6% of the loans underlying the Company’s CLO debt and equity portfolio.

○	The top ten largest look-through obligors together represented 4.4% of the loans underlying the Company’s CLO debt and equity portfolios.

THIRD QUARTER PORTFOLIO ACTIVITY THROUGH JULY 31, 2024 AND OTHER UPDATES

●	Entered into a $100.0 million “net asset value” revolving credit facility with Canadian Imperial Bank of Commerce “CIBC,” which may be increased up to $125.0 million.

●	Deployed $45 million in primary and secondary investments.

●	Deployed $32.8 million in new loan accumulation funds.

●	Received $18.7 million of cash distributions from the Company’s investment portfolio.[2]

●	Issued an additional 175,000 shares, or $3.5 million, in connection with the closing of the overallotment option relating to the IPO.

CONFERENCE CALL

The Company will host a conference call at 11:00 a.m. (Eastern Time) this today to discuss these results for the period from June 13, 2024 – June 30, 2024.

All interested parties are welcome to participate in the conference call via the below:

Date/Time:	Thursday, August 15, 2024 – 11:00 a.m. ET

Participant Dial-In Numbers:
(United States):	(800) 225-9448
(International):	(203) 518-9708

To access the call, please dial-in approximately five minutes before the start time and, if asked, provide the operator with Conference ID “SOUNDQ2”.

An accompanying slide presentation is available in pdf format via the “Events and Presentations” section of the Company’s website (https://www.soundpointmeridiancap.com).

The call will also be simultaneously webcast over the internet via the “Events and Presentations” section of the Company’s website (https://www.soundpointmeridiancap.com). Please go to the “Events and Presentations” section of the Company’s website at least 15 minutes prior to the call to register for the call and download and install any necessary audio software.

[2]	“Cash distributions” refers to the quarterly distributions received by the company from its CLO debt, CLO equity and other investments.

ABOUT THE COMPANY

The Company is an externally managed, non-diversified closed-end management investment company. The Company’s investment objective is to generate high current income, with a secondary objective to generate capital appreciation, by investing primarily in third-party collateralized loan obligation (“CLO”) equity and mezzanine tranches of predominately U.S. dollar-denominated CLOs backed by corporate leveraged loans issued primarily to U.S. obligors. The Company is externally managed and advised by Sound Point Meridian Management Company, LLC. The Company’s public filings are available free of charge by writing to the Company at Sound Point Meridian Capital, Inc., 375 Park Avenue, 34th Floor, New York, NY 10152, Attention: Investor Relations, or by telephone at (833) 217-6665.

Web: www.soundpointmeridiancap.com

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the prospectus and the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Source: Sound Point Meridian Capital, Inc.

Investor Relations:

Garrett Edson – ICR; Julie Smith – Sound Point Capital

(833) 217-6665

ir@soundpointmeridiancap.com

www.soundpointmeridiancap.com

NOT FDIC INSURED ● NO BANK GUARANTEE ● MAY LOSE VALUE

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